UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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                                         FORWARD FUNDS

(Name of Registrant as Specified In Its Charter)

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FORWARD FUNDS

FORWARD INTERNATIONAL FIXED INCOME FUND

INFORMATION STATEMENT DATED JANUARY 12, 2011

This statement provides information concerning a sub-advisor change for the Forward International Fixed Income Fund.

We are not asking you for a proxy, and you are requested not to send us a proxy.

The Board of Trustees (the “Board”) of Forward Funds (the “Trust”) unanimously voted and approved a change in sub-advisor for the Forward International Fixed Income Fund (the “Fund”). Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-advisor requires shareholder approval of a new investment sub-advisory agreement; however, under an exemptive order issued to Forward Management, LLC (“Forward Management” or the “Advisor”), as the Trust’s advisor, and to the Trust by the Securities and Exchange Commission (“SEC”) on October 27, 2008, Forward Management can hire, terminate and replace, as applicable, sub-advisors (except as a general matter, sub-advisors affiliated with Forward Management) without shareholder approval. The additional information provided herein concerning the sub-advisor change is being provided pursuant to the exemptive order.

I.	Background

At an in-person meeting on December 14-15, 2010, the Board, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) (“Independent Trustees”), unanimously approved, effective February 14, 2011, SW Asset Management, LLC (“SW”) to serve as the new sub-advisor to the Fund; unanimously approved an investment sub-advisory agreement with SW (the “Sub-Advisory Agreement”); and unanimously approved changes to certain investment strategies and techniques of the Fund. SW’s appointment as sub-advisor to the Fund was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

From the inception of the Fund on October 5, 2007, Pictet Asset Management SA (“Pictet”) has served as sub-advisor to the Fund pursuant to an Investment Sub-Advisory Agreement effective October 5, 2007, as amended and supplemented from time to time. At the December 14-15, 2010 meeting, the Board approved the termination of the sub-advisory agreement with Pictet, effective as of the close of business on February 11, 2011.

II.	Board Consideration of New Sub-Advisor

The Board of Trustees of the Trust oversees the management of the series of the Trust (including the Fund) and, as required by law, initially approves, and determines annually whether to renew, the investment advisory agreements and sub-advisory agreements for management of the series of the Trust.

At an in-person meeting of the Board of Trustees held on December 14-15, 2010, the Board, including a majority of the Independent Trustees, approved the Sub-Advisory Agreement on behalf of the Fund among the Trust, Forward Management and SW.

In connection with the December 14-15, 2010 meeting, the Board, through counsel to the Trust and Independent Trustees and through the administrator of the Trust, requested information to enable the Trustees to evaluate the terms of the Sub-Advisory Agreement. In response, SW provided materials to the Board for its evaluation. In considering whether to initially approve the Sub-Advisory Agreement, the Board also reviewed supplementary information, including comparative industry data with regard to advisory fees and expenses, financial and profitability analysis and investment performance information with respect to SW, and information about the personnel providing investment management and administrative services to the Fund.

Discussed below are the factors the Board considered in approving the Sub-Advisory Agreement. This discussion is not intended to be all-inclusive. The Board reviewed a variety of factors and considered a significant amount of information. The approval determinations were made on the basis of each Board member’s business judgment after consideration of all the information taken as a whole. Individual Board members may have given different weights to certain factors and assigned various degrees of materiality to information in connection with the approval process.

In evaluating the Sub-Advisory Agreement, the Board, including the Independent Trustees, principally considered the following factors, among others: (i) the nature, extent and quality of the services to be provided by SW; (ii) the investment performance of SW; (iii) the reasonableness of investment advisory compensation to be paid and a comparative analysis of expense ratios of, and advisory fees paid by, similar funds; (iv) the profits anticipated to be realized by SW from its relationship with the Fund; (v) the extent to which fees to be paid to Forward Management reflect economies of scale; and (vi) if applicable, any benefits derived or to be derived by SW from its relationship with the Fund. The Board also considered the ability of SW to provide an appropriate level of support and resources to the Fund and whether SW has sufficiently qualified personnel. The Board also considered the overall financial soundness of SW as it relates to its ability to provide services to the Fund.

Additional discussion of certain of these factors follows:

A.	Nature, Extent and Quality of Services

The Board considered the benefits to shareholders of retaining SW, particularly in light of the nature, extent and quality of the services anticipated to be provided by SW. The Board considered that SW represented that it had no significant compliance or administrative problems over the past year and that no material deficiencies were found by any independent audit. The Board considered the quality of the management services expected to be provided to the Fund over both the short and long term and the organizational depth and resources of SW, including the background and experience of SW’s senior management and the expertise of and the amount of attention expected to be given to the Fund by SW’s portfolio management team. In this connection, the Board noted they had received a presentation from portfolio management personnel from SW and discussed investment results of accounts with a similar investment objective and strategy that are managed by such personnel. The Board also considered SW’s proposed compliance operations with respect to the Fund, including the assessment of its compliance program by the Trust’s Chief Compliance Officer as required under Rule 38a-1 of the 1940 Act. In conducting its review, the Board was aided by assessments of personnel at Forward Management and the various presentation materials submitted by SW. The Board noted that Forward Management, as a manager of managers, would supervise SW in its sub-advisory role for the Fund.

The Board concluded that it was satisfied with the nature, extent and quality of the management services expected to be provided by SW.

B.	Investment Performance

The Board considered information about the performance of an account managed by SW with a strategy similar to the strategy to be utilized by SW with respect to the Fund. The Board concluded that SW has the ability to provide high quality investment management services to the Fund over the long-term, subject to ongoing review of performance by Forward Management and the Board.

C.	Profitability and Reasonableness of Advisory Compensation

With respect to the fees to be paid to SW, the Board considered information regarding the advisory fees charged by SW to its other clients for similar strategies, and sub-advisory fees charged by other investment advisors to registered investment companies with similar investment objectives and strategies. The Board noted that the sub-advisory fees are paid by Forward Management out of Forward Management’s advisory fee and negotiated between Forward Management and SW.

The Board considered the operating results and financial condition of SW based on the financial information SW had provided. The Trustees noted that it was difficult to accurately determine or evaluate the expected profitability of the Sub-Advisory Agreement because SW managed substantial assets other than the Fund, and further, that any such assessment would involve assumptions regarding SW’s allocation policies, capital structure, cost of capital, business mix and other factors. Additionally, with respect to profitability, the Board considered that SW’s fees will be paid by Forward Management and not the Fund, at a rate negotiated between Forward Management and SW.

Based on the information provided and the nature of the negotiation underlying the Sub-Advisory Agreement, the Board concluded that it was reasonable to infer that SW’s expected profitability with respect to the Fund would not be excessive and that the sub-advisory fees to be charged were reasonable in light of the services that will be provided to the Fund.

D.	Economies of Scale

The Board considered the potential of Forward Management and the Fund to experience economies of scale as the Fund grows in size, but recognized that the Fund currently has relatively small asset levels, and that Forward Management has historically subsidized those funds at smaller assets levels. The Board concluded that considering the size and operating history of the Fund and the fee and financial information considered by the Board, the current fee structure reflected in the Sub-Advisory Agreement is appropriate. The Board also noted that it would have the opportunity to periodically re-examine whether the Fund had achieved economies of scale, and the appropriateness of sub-advisory fees payable to SW, in the future.

E.	Any Additional Benefits and Other Considerations

The Board considered any benefits to be derived by SW from its proposed relationship with the Fund, such as soft dollar arrangements. In this connection, the Board noted it will receive regular reports from SW regarding its soft dollar policy and usage. The Board considered ancillary benefit to be received by SW as a result of SW’s relationship with the Fund. The Board concluded that any potential benefits to be derived by SW from its relationship with the Fund included potential for larger assets under management and reputational benefits which were consistent with those generally derived by sub-advisors to mutual funds.

F.	Conclusion

Based on the Trustees’ deliberations and their evaluation of the information described above, the Board concluded that: (i) the compensation payable under the Sub-Advisory Agreement is fair and bears a reasonable relationship to the services to be rendered, and (ii) that the approval of the Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, unanimously approved the Sub-Advisory Agreement.

III.	The New Sub-Advisory Agreement

The Sub-Advisory Agreement is substantially similar to the prior sub-advisory agreement with Pictet (the “Former Sub-Advisory Agreement”), other than minor differences in the area of compensation.

A.	Duties Under the Sub-Advisory Agreement

Like the Former Sub-Advisory Agreement, subject to the supervision of the Trustees and the Advisor, SW will, in coordination with the Advisor: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund’s investment objectives, policies and limitations, as stated in the Fund’s current Prospectus and Statement of Additional Information.

B.	Compensation

Under the Sub-Advisory Agreement, the Advisor pays SW a fee based upon the amount of the average daily net assets of the Fund that SW manages in the amount of 0.35%.

The Fee shall be computed and accrued daily and paid monthly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current Prospectus of the Fund.

Under the Former Sub-Advisory Agreement, the Advisor paid Pictet a fee, which accrued daily and was paid quarterly, based upon the amount of the average daily net assets of the Fund that Pictet managed:

Fees Payable on Assets	Average Daily Net Assets
0.35%	Through $500 million
0.32%	Over $500 million through $1 billion
0.29%	Over $1 billion through $5 billion
0.26%	Over $5 billion

The chart below compares the actual fees paid by the Advisor to Pictet (without regard to any fee waiver) for the period from January 1, 2010 through December 31, 2010 to a hypothetical example of fees that would have been paid by the Advisor to SW for the same period, and also shows the percentage difference between the actual and hypothetical values.

Actual Fees Paid to Pictet from January 1, 2010 through December 31, 2010 under Former Sub-Advisory Agreement	Hypothetical Fees Paid to SW from January 1, 2010 through December 31, 2010 under Sub- Advisory Agreement	Percent Difference
$98,228	$98,228	None

Under the terms of a letter agreement between the Advisor and Pictet, Pictet agreed to waive its fee in the same proportion as the Advisor in amounts necessary to maintain the expense cap of the Fund at its current level; provided, that the minimum net fee (i.e., without regard to the expense cap waiver) payable by the Advisor to Pictet would be 0.28%. This waiver arrangement with Pictet shall expire upon the termination of Pictet as sub-advisor to the Fund as of the close of business on February 11, 2011, and SW has not agreed to a similar waiver arrangement. If the Pictet waiver arrangement had been included in calculating the actual fees paid by the Advisor to Pictet in the chart above, the actual fees paid to Pictet would have been lower than the hypothetical fees paid to SW.

C.	Liability

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that neither SW nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Fund.

Also like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that the Trust, on behalf of the Fund, will indemnify and hold harmless SW, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise.

D.	Duration and Termination

The New Sub-Advisory Agreement will remain in effect for an initial term ending September 30, 2011, and from year to year thereafter so long as its continuance annually is approved: (i) by a vote of the holders of a majority of the outstanding shares of the Fund; or (ii) by a vote of a majority of those Trustees of the Trust who are not parties to the New Sub-Advisory Agreement, or who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act, or any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement will terminate automatically in the event of its assignment.

IV.	Information Regarding SW

SW, 23 Corporate Plaza Drive, Suite 130, Newport Beach, California 92660, is an investment adviser registered with the SEC and manages investments for corporations, endowments, public and private pension funds, individuals, private investment funds and mutual funds. SW is 100% employee-owned. As of December 31, 2010, David C. Hinman owned 44% of SW, Raymond T. Zucaro owned 44% of SW, Robert S. Venable owned 10% of SW, and Santiago F. Cuneo owned 2% of SW. Messrs. Hinman and Zucaro have significant management responsibilities relating to the Fund. As of December 31, 2010, assets under management and advisement of SW were $198.94 million.

SW does not currently serve as investment advisor or sub-advisor to other mutual funds with investment objectives and strategies which are similar to those of the Fund.

As of December 31, 2010, the name and principal occupation of the officers of SW are: David C. Hinman, Managing Member; Raymond T. Zucaro, Managing Member; and Robert S. Venable, Chief Compliance Officer. The business address of each above individual is 23 Corporate Plaza Drive, Suite 130, Newport Beach, California 92660.

V.	Annual Report

The annual report for Forward Funds for the fiscal year ended December 31, 2010 will be sent to shareholders. That report and any current semi-annual reports are available upon request without charge as follows: Call or write and copies will be sent to you: Forward Funds, P.O. Box 1345, Denver, CO 80201, (800) 999-6809. Or go to www.forwardfunds.com and download a copy.

VI.	Delivery of Documents to Shareholders Sharing an Address

Only one copy of this information statement is being delivered to multiple security holders sharing an address unless the Trust has received contrary instructions from one or more of the shareholders.

Shareholders sharing an address and receiving only one copy of the information statement can request the Trust to deliver additional copies by writing to the Trust at P.O. Box 1345, Denver, Colorado 80201 or by calling (800) 999-6809. Additional information statements will be sent by first class mail within three business days of the receipt of the request.

Shareholders sharing an address and receiving multiple copies of information statements can request the Trust subsequently deliver only a single copy of such information statements by writing to the Trust at P.O. Box 1345, Denver, Colorado 80201 or by calling (800) 999-6809.

Forward Management serves as investment advisor to the Fund. Forward Management is located at 101 California Street, Suite 1600, San Francisco, California 94111. The Fund’s administrator is ALPS Fund Services, Inc. (the “Administrator”). The Fund’s distributor is ALPS Distributors, Inc. (the “Distributor”). The Administrator and the Distributor are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION

MATERIALS

This information statement is available on the Forward Funds’ website by visiting:

www.forwardfunds.com

IFI INFST 01112011